Exhibit 23(b)



Consent of Independent Public Accountants



As independent public accountants, we hereby consent to the inclusion in this registration statement of our report dated February 9, 2000 on the financial statements of Wisconsin Fuel and Light Company for the year ended December 31, 1999 and to all references to our firm included in this registration statement.



ARTHUR ANDERSEN LLP

/s/ Arthur Andersen LLP

August 29, 2000
Milwaukee, Wisconsin